Exhibit 99.1

Presidio Property Trust Provides Update on Model Home Activity

San Diego, CA – January 3, 2022 – Presidio Property Trust (Nasdaq: SQFT, SQFTP), an internally managed, diversified real estate investment trust, announced that, through subsidiary and affiliate entities, it acquired eight model home properties on December 29, 2021. These newly constructed single-family homes are located in growing suburbs of Dallas-Fort Worth and are leased back to the homebuilders on a triple-net basis.

“We continue to deepen relationships with our homebuilder partners, and are able to respond quickly to market opportunities,” said Steve Hightower, President of the Model Home Division.

“We believe that growth in Texas has a bright future,” said Jack Heilbron, President and Chief Executive Officer. “Colliers International just named Dallas-Fort Worth as the country’s top property market for 2022, driven by population and employment growth. Additionally, Zillow researchers project that Texas will grow its population by more than five million residents by 2030.”

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in office, industrial, and retail properties, and model home properties which are triple-net leased to homebuilders. Presidio’s model homes are leased to homebuilders located primarily in Texas and Florida and its office, industrial and retail properties are located primarily in Colorado, with properties also located in North Dakota, Texas, Maryland, and in Southern California. While geographical clustering of real estate enables Presidio to reduce its operating costs through economies of scale by servicing a number of properties with less staff, it makes Presidio susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: (760) 471-8536 x1244